Exhibit 99.1

Global Partners Reports Fourth-Quarter and Full-Year 2018 Financial Results

WALTHAM, Mass.--(BUSINESS WIRE)--March 7, 2019--Global Partners LP (NYSE: GLP) today reported financial results for the fourth quarter and full year ended December 31, 2018.

“We capped 2018 with a record fourth quarter in our Gasoline Distribution and Station Operations (GDSO) segment,” said Eric Slifka, the Partnership’s President and Chief Executive Officer. “GDSO product margin increased more than $46 million in the quarter, primarily driven by significantly stronger than expected fuel margins in November and December and a full quarter’s performance of Champlain Oil and Cheshire Oil, which were acquired in July 2018.

“Our full-year results reflect the continued focus on optimizing our assets and expanding the footprint of our business,” Slifka said. “In GDSO, the Champlain and Cheshire acquisitions added 136 sites, including 62 owned properties, to our retail portfolio. These transactions further leverage our terminal assets and drive economies of scale.”

For the fourth quarter of 2018 net income attributable to the Partnership was $52.5 million, or $1.47 per diluted common limited partner unit, compared with net income attributable to the Partnership of $18.6 million, or $0.55 per diluted common limited partner unit, for the same period of 2017.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $109.7 million in the fourth quarter of 2018 compared with $41.0 million in the year-earlier period.

Distributable cash flow (DCF) was $67.6 million in the fourth quarter of 2018 compared with $10.0 million in the same period of 2017. Results for the fourth quarter of 2017 included a net loss on sale and disposition of assets of $5.6 million. Excluding this charge, distributable cash flow would have been $15.6 million for the three months ended December 31, 2017.

Adjusted EBITDA was $109.8 million in the fourth quarter of 2018 compared with $46.7 million in the fourth quarter of 2017.

Gross profit in the fourth quarter of 2018 was $221.8 million compared with $157.6 million in the fourth quarter of 2017, primarily due to the strong GDSO fuel margins in the last two months of 2018. Combined product margin, which is gross profit adjusted for depreciation allocated to cost of sales, was $244.1 million in the fourth quarter of 2018 compared with $179.1 million in the fourth quarter of 2017.

Combined product margin, EBITDA, Adjusted EBITDA, and DCF are non-GAAP (Generally Accepted Accounting Principles) financial measures, which are explained in greater detail below under “Use of Non-GAAP Financial Measures.” Please refer to Financial Reconciliations included in this news release for reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures for the three and 12 months ended December 31, 2018 and 2017.

GDSO segment product margin was $188.5 million in the fourth quarter of 2018, an increase of $46.2 million from $142.3 million in the fourth quarter of 2017. This performance primarily reflected the strong fuel margins in November and December and, to a lesser extent, the acquisitions of Champlain Oil and Cheshire Oil.

Wholesale segment product margin was $48.5 million in the fourth quarter of 2018 compared with $32.2 million in the fourth quarter of 2017, primarily due to more favorable market conditions in distillates and gasoline blendstocks.

Commercial segment product margin was $7.1 million in the fourth quarter of 2018 compared with $4.5 million in the same period of 2017.

Sales in the fourth quarter of 2018 were $3.3 billion compared with $2.4 billion in the fourth quarter of 2017. Wholesale segment sales were $1.8 billion in the fourth quarter of 2018 compared with $1.2 billion in the fourth quarter of 2017. GDSO segment sales were $1.1 billion in the fourth quarter of 2018 compared with $1.0 billion in the fourth quarter of 2017. Commercial segment sales were $0.4 billion in the fourth quarter of 2018 compared with $0.2 billion in the fourth quarter of 2017.

Volume in the fourth quarter of 2018 was 1.6 billion gallons compared with 1.2 billion gallons in the same period of 2017. Wholesale segment volume was 1.0 billion gallons in the fourth quarter of 2018 compared with 656.8 million gallons in the fourth quarter of 2017. GDSO volume was 415.2 million gallons in the fourth quarter of 2018 compared with 400.5 million gallons in the same period of 2017. Commercial segment volume was 179.2 million gallons in the fourth quarter of 2018 compared with 138.8 million gallons in the same period of 2017.

Recent Highlights

  Global’s Board of Directors announced a quarterly cash distribution of $0.50 per unit, or $2.00 per unit on an annualized basis, on all of its outstanding common units for the period from October 1 to December 31, 2018. The distribution was paid on February 14, 2019 to unitholders of record as of the close of business on February 8, 2019.
  Global’s Board of Directors announced a quarterly cash distribution of $0.609375 per unit, or $2.4375 per unit on an annualized basis, on the Partnership’s Series A preferred units for the period from November 15, 2018 through February 14, 2019. This distribution was paid on February 15, 2019 to holders of record as of the opening of business on February 1, 2019.

Business Outlook

“We continue to demonstrate our expertise in acquiring, integrating, operating and leveraging high-quality assets,” Slifka said. “Looking ahead, we are well positioned to capitalize on opportunities across our businesses.”

For full-year 2019, Global expects to generate EBITDA of $200 million to $225 million. This EBITDA guidance excludes gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

The Partnership’s guidance and future performance are based on assumptions regarding market conditions such as the crude oil market, business cycles, demand for petroleum products and renewable fuels, utilization of assets and facilities, weather, credit markets, the regulatory and permitting environment and the forward product pricing curve, which could influence quarterly financial results. The Partnership believes these assumptions are reasonable given currently available information and its assessment of historical trends. Because Global’s assumptions and future performance are subject to a wide range of business risks and uncertainties, the Partnership can provide no assurance that actual performance will fall within guidance ranges.

With respect to 2019 net income and net cash from operating activities, the most comparable financial measures to EBITDA calculated in accordance with GAAP, the Partnership is unable to project either metric without unreasonable effort and for the following reasons: 1) The Partnership is unable to project net income because this metric includes the impact of certain non-cash items, most notably those resulting from the sale of non-strategic sites, which the Partnership is unable to project with any reasonable degree of accuracy; and 2) The Partnership is unable to project net cash from operating activities because this metric includes the impact of changes in commodity prices, including their impact on inventory volume and value, receivables, payables and derivatives, which the Partnership is unable to project with any reasonable degree of accuracy. Please see the "Use of Non-GAAP Financial Measures" section of this news release.

Financial Results Conference Call

Management will review the Partnership’s fourth-quarter and full-year 2018 financial results in a teleconference call for analysts and investors today.

Time:	10:00 a.m. ET
Dial-in numbers:	(877) 709-8155 (U.S. and Canada)
(201) 689-8881 (International)

The call also will be webcast live and archived on Global’s website.

Use of Non-GAAP Financial Measures

Product Margin

Global Partners views product margin as an important performance measure of the core profitability of its operations. The Partnership reviews product margin monthly for consistency and trend analysis. Global Partners defines product margin as product sales minus product costs. Product sales primarily include sales of unbranded and branded gasoline, distillates, residual oil, renewable fuels, crude oil and propane, as well as convenience store sales, gasoline station rental income and revenue generated from logistics activities when the Partnership engages in the storage, transloading and shipment of products owned by others. Product costs include the cost of acquiring the refined petroleum products, renewable fuels, crude oil and propane, and all associated costs including shipping and handling costs to bring such products to the point of sale as well as product costs related to convenience store items and costs associated with logistics activities. The Partnership also looks at product margin on a per unit basis (product margin divided by volume). Product margin is a non-GAAP financial measure used by management and external users of the Partnership’s consolidated financial statements to assess its business. Product margin should not be considered an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, product margin may not be comparable to product margin or a similarly titled measure of other companies.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures used as supplemental financial measures by management and may be used by external users of Global Partners’ consolidated financial statements, such as investors, commercial banks and research analysts, to assess the Partnership’s:

  compliance with certain financial covenants included in its debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  ability to generate cash sufficient to pay interest on its indebtedness and to make distributions to its partners;
  operating performance and return on invested capital as compared to those of other companies in the wholesale, marketing, storing and distribution of refined petroleum products, gasoline blendstocks, renewable fuels, crude oil and propane, and in the gasoline stations and convenience stores business, without regard to financing methods and capital structure; and
  viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

Adjusted EBITDA is EBITDA further adjusted for gains or losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. EBITDA and Adjusted EBITDA exclude some, but not all, items that affect net income, and these measures may vary among other companies. Therefore, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Distributable Cash Flow

Distributable cash flow is an important non-GAAP financial measure for the Partnership’s limited partners since it serves as an indicator of success in providing a cash return on their investment. Distributable cash flow as defined by the Partnership’s partnership agreement is net income plus depreciation and amortization minus maintenance capital expenditures, as well as adjustments to eliminate items approved by the audit committee of the board of directors of the Partnership’s general partner that are extraordinary or non-recurring in nature and that would otherwise increase distributable cash flow.

Distributable cash flow as used in our partnership agreement also determines our ability to make cash distributions on our incentive distribution rights. The investment community also uses a distributable cash flow metric similar to the metric used in our partnership agreement with respect to publicly traded partnerships to indicate whether or not such partnerships have generated sufficient earnings on a current or historic level that can sustain distributions on preferred or common units or support an increase in quarterly cash distributions on common units. Our partnership agreement does not permit adjustments for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

Distributable cash flow should not be considered as an alternative to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. In addition, distributable cash flow may not be comparable to distributable cash flow or similarly titled measures of other companies.

About Global Partners LP

With approximately 1,600 locations primarily in the Northeast, Global Partners is one of the region’s largest independent owners, suppliers and operators of gasoline stations and convenience stores. Global also owns, controls or has access to one of the largest terminal networks in New England and New York, through which it distributes gasoline, distillates, residual oil and renewable fuels to wholesalers, retailers and commercial customers. In addition, Global engages in the transportation of petroleum products and renewable fuels by rail from the mid-continental U.S. and Canada. Global, a master limited partnership, trades on the New York Stock Exchange under the ticker symbol “GLP.” For additional information, visit www.globalp.com.

Forward-looking Statements

Certain statements and information in this press release may constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on Global Partners’ current expectations and beliefs concerning future developments and their potential effect on the Partnership. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Partnership will be those that it anticipates. All comments concerning the Partnership’s expectations for future revenues and operating results are based on forecasts for its existing operations and do not include the potential impact of any future acquisitions. Forward-looking statements involve significant risks and uncertainties (some of which are beyond the Partnership’s control) and assumptions that could cause actual results to differ materially from the Partnership’s historical experience and present expectations or projections.

For additional information regarding known material factors that could cause actual results to differ from the Partnership’s projected results, please see Global Partners’ filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

GLOBAL PARTNERS LP CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per unit data) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Sales	$3,274,301	$2,400,492	$12,672,602	$8,920,552
Cost of sales	3,052,457	2,242,923	12,022,193	8,337,500
Gross profit	221,844	157,569	650,409	583,052

Costs and operating expenses:
Selling, general and administrative expenses	49,555	43,433	171,002	155,033
Operating expenses	87,072	74,930	321,115	283,650
Loss (gain) on trustee taxes	-	16,194	(52,627)	16,194
Lease exit and termination gain	-	-	(3,506)	-
Amortization expense	2,976	2,425	10,960	9,206
Net loss (gain) on sale and disposition of assets	40	5,667	5,880	(1,624)
Goodwill and long-lived asset impairment	-	-	414	809
Total costs and operating expenses	139,643	142,649	453,238	463,268

Operating income	82,201	14,920	197,171	119,784

Interest expense	(23,508)	(20,394)	(89,145)	(86,230)

Income (loss) before income tax (expense) benefit	58,693	(5,474)	108,026	33,554

Income tax (expense) benefit	(6,523)	23,635	(5,623)	23,563

Net income	52,170	18,161	102,403	57,117

Net loss attributable to noncontrolling interest	360	393	1,502	1,635

Net income attributable to Global Partners LP	52,530	18,554	103,905	58,752

Less: General partner's interest in net income, including incentive distribution rights	554	124	1,033	394
Less: Series A preferred limited partner interest in net income	1,682	-	2,691	-

Net income attributable common limited partners	$50,294	$18,430	$100,181	$58,358

Basic net income per common limited partner unit (1)	$1.49	$0.55	$2.97	$1.74

Diluted net income per common limited partner unit (1)	$1.47	$0.55	$2.95	$1.74

Basic weighted average common limited partner units outstanding	33,750	33,645	33,701	33,589

Diluted weighted average limited partner units outstanding	34,066	33,751	33,972	33,634

(1)

Under the Partnership's partnership agreement, for any quarterly period, the incentive distribution rights ("IDRs") participate in net income only to the extent of the amount of cash distributions actually declared, thereby excluding the IDRs from participating in the Partnership's undistributed net income or losses. Accordingly, the Partnership's undistributed net income or losses is assumed to be allocated to the common unitholders and to the General Partner's general partner interest. Net income attributable to common limited partners is divided by the weighted average common units outstanding in computing the net income per limited partner unit.

GLOBAL PARTNERS LP CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$8,121	$14,858
Accounts receivable, net	334,777	417,263
Accounts receivable - affiliates	5,435	3,773
Inventories	386,442	350,743
Brokerage margin deposits	14,766	9,681
Derivative assets	26,390	3,840
Prepaid expenses and other current assets	98,977	77,977
Total current assets	874,908	878,135

Property and equipment, net	1,132,632	1,036,667
Intangible assets, net	58,532	56,545
Goodwill	327,406	312,401
Other assets	30,813	36,421

Total assets	$2,424,291	$2,320,169

Liabilities and partners' equity
Current liabilities:
Accounts payable	$308,979	$313,412
Working capital revolving credit facility - current portion	103,300	126,700
Environmental liabilities - current portion	6,092	5,009
Trustee taxes payable	42,613	110,321
Accrued expenses and other current liabilities	117,274	99,507
Derivative liabilities	4,494	13,708
Total current liabilities	582,752	668,657

Working capital revolving credit facility - less current portion	150,000	100,000
Revolving credit facility	220,000	196,000
Senior notes	664,455	661,774
Environmental liabilities - less current portion	57,132	52,968
Financing obligations	149,997	150,334
Deferred tax liabilities	42,856	40,105
Other long-term liabilities	57,905	56,013
Total liabilities	1,925,097	1,925,851

Partners' equity
Global Partners LP equity	497,331	390,953
Noncontrolling interest	1,863	3,365
Total partners' equity	499,194	394,318

Total liabilities and partners' equity	$2,424,291	$2,320,169

GLOBAL PARTNERS LP FINANCIAL RECONCILIATIONS (In thousands) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Reconciliation of gross profit to product margin
Wholesale segment:
Gasoline and gasoline blendstocks	$22,318	$17,709	$76,741	$82,124
Crude oil	4,274	4,031	7,159	7,279
Other oils and related products	21,912	10,509	53,389	62,799
Total	48,504	32,249	137,289	152,202
Gasoline Distribution and Station Operations segment:
Gasoline distribution	134,869	95,928	373,303	326,536
Station operations	53,619	46,357	203,098	174,986
Total	188,488	142,285	576,401	501,522
Commercial segment	7,087	4,523	23,611	17,858
Combined product margin	244,079	179,057	737,301	671,582
Depreciation allocated to cost of sales	(22,235)	(21,488)	(86,892)	(88,530)
Gross profit	$221,844	$157,569	$650,409	$583,052

Reconciliation of net income to EBITDA and Adjusted EBITDA
Net income	$52,170	$18,161	$102,403	$57,117
Net loss attributable to noncontrolling interest	360	393	1,502	1,635
Net income attributable to Global Partners LP	52,530	18,554	103,905	58,752
Depreciation and amortization, excluding the impact of noncontrolling interest	27,156	25,716	105,639	103,601
Interest expense, excluding the impact of noncontrolling interest	23,508	20,394	89,145	86,230
Income tax expense (benefit)	6,523	(23,635)	5,623	(23,563)
EBITDA	109,717	41,029	304,312	225,020
Net loss (gain) on sale and disposition of assets	40	5,667	5,880	(1,624)
Goodwill and long-lived asset impairment	-	-	414	809
Adjusted EBITDA (1)	$109,757	$46,696	$310,606	$224,205

Reconciliation of net cash provided by (used in) operating activities to EBITDA and Adjusted EBITDA
Net cash provided by (used in) operating activities	$214,758	$(13,999)	$168,856	$348,442
Net changes in operating assets and liabilities and certain non-cash items	(135,160)	58,389	40,385	(185,673)
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	88	(120)	303	(416)
Interest expense, excluding the impact of noncontrolling interest	23,508	20,394	89,145	86,230
Income tax expense (benefit)	6,523	(23,635)	5,623	(23,563)
EBITDA	109,717	41,029	304,312	225,020
Net loss (gain) on sale and disposition of assets	40	5,667	5,880	(1,624)
Goodwill and long-lived asset impairment	-	-	414	809
Adjusted EBITDA (1)	$109,757	$46,696	$310,606	$224,205

Reconciliation of net income to distributable cash flow
Net income	$52,170	$18,161	$102,403	$57,117
Net loss attributable to noncontrolling interest	360	393	1,502	1,635
Net income attributable to Global Partners LP	52,530	18,554	103,905	58,752
Depreciation and amortization, excluding the impact of noncontrolling interest	27,156	25,716	105,639	103,601
Amortization of deferred financing fees and senior notes discount	1,723	1,715	6,873	7,089
Amortization of routine bank refinancing fees	(1,022)	(1,028)	(4,088)	(4,277)
Non-cash tax reform benefit	-	(22,183)	-	(22,183)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(12,781)	(12,775)	(38,641)	(34,718)
Distributable cash flow (2)(3)	67,606	9,999	173,688	108,264
Distributions to Series A preferred unitholders (4)	(1,682)	-	(2,691)	-
Distributable cash flow after distributions to Series A preferred unitholders	$65,924	$9,999	$170,997	$108,264

Reconciliation of net cash provided by (used in) operating activities to distributable cash flow
Net cash provided by (used in) operating activities	$214,758	$(13,999)	$168,856	$348,442
Net changes in operating assets and liabilities and certain non-cash items	(135,160)	58,389	40,385	(185,673)
Net cash from operating activities and changes in operating assets and liabilities attributable to noncontrolling interest	88	(120)	303	(416)
Amortization of deferred financing fees and senior notes discount	1,723	1,715	6,873	7,089
Amortization of routine bank refinancing fees	(1,022)	(1,028)	(4,088)	(4,277)
Non-cash tax reform benefit	-	(22,183)	-	(22,183)
Maintenance capital expenditures, excluding the impact of noncontrolling interest	(12,781)	(12,775)	(38,641)	(34,718)
Distributable cash flow (2)(3)	67,606	9,999	173,688	108,264
Distributions to Series A preferred unitholders (4)	(1,682)	-	(2,691)	-
Distributable cash flow after distributions to Series A preferred unitholders	$65,924	$9,999	$170,997	$108,264

(1)	Adjusted EBITDA for the twelve months ended December 31, 2018 includes a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit.

(2)	As defined by the Partnership's partnership agreement, distributable cash flow is not adjusted for certain non-cash items, such as net losses on the sale and disposition of assets and goodwill and long-lived asset impairment charges.

(3)

Distributable cash flow includes a net loss on sale and disposition of assets of $0.1 million and $5.6 million for the three months ended December 31, 2018 and 2017, respectively, and a net loss on sale and disposition of assets and a net goodwill and long-lived asset impairment of $6.3 million and $13.3 million for the twelve months ended December 31, 2018 and 2017, respectively.  Excluding these charges, distributable cash flow would have been $67.7 million and $15.6 million for the three months ended December 31, 2018 and 2017, respectively, and $180.0 million and $121.6 million for the twelve months ended December 31, 2018 and 2017, respectively.  For the twelve months ended December 31, 2018, distributable cash flow includes a one-time gain of approximately $52.6 million as a result of the extinguishment of a contingent liability related to a Volumetric Ethanol Excise Tax Credit.  For the twelve months ended December 31, 2017, distributable cash flow includes a $14.2 million gain on the sale of the Partnership's natural gas marketing and electricity brokerage businesses in February 2017.

(4)	Distributions to Series A preferred unitholders represent the distributions earned by the preferred unitholders during the period. Distributions on the Series A Preferred Units are cumulative and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year.

CONTACT:
Daphne H. Foster
Chief Financial Officer
Global Partners LP
(781) 894-8800

Edward J. Faneuil
Executive Vice President, General Counsel and Secretary
Global Partners LP
(781) 894-8800